Exhibit 99.1
CST Brands, Inc. Names New Board Member
SAN ANTONIO, March 13, 2014 - CST Brands, Inc. (NYSE: CST) announced today that a new member has joined its board of directors.
Stephen Smith, former co-CEO of the Toronto-based restaurant chain owner and operator, Cara Operations Limited, has been elected to the CST Brands' Board of Directors. Mr. Smith is a Chartered Professional Accountant (CPA, CA) and has extensive financial and operational experience in the restaurant and grocery industries. Mr. Smith's most recent experience was with Cara as Co-CEO and, prior to that, CFO of Cara. Previously, Mr. Smith served for many years as an executive of Canadian grocer, Loblaw Companies Limited.
"We are thrilled to add an individual with Stephen's background to our Board. With a significant portion of CST Brands' operations in Canada, Stephen's twenty-five years of experience in consumer service industries in Canada will be invaluable as we continue to grow our presence there," said Kim Bowers, Chairman and CEO of CST Brands.
About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST) is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs nearly 12,000 Team Members at approximately 1,900 locations throughout the Southwestern United States and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell Valero fuels and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. For more information about CST, please visit www.cstbrands.com.
Contacts
Investors: Randy Palmer, Director - Investor Relations, 210-692-2160
Media: The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772